EXHIBIT 10.1

MANAGEMENT INCENTIVE COMPENSATION PLAN
Effective January 1, 2013

I.    PURPOSE
To provide an incentive to senior and operations management to achieve corporate performance that is superior to Davey’s peer group of service companies. Performance criteria shall be established, that can be reviewed and adjusted annually, that will reward the company’s stakeholders, but that will not compromise long-term decision-making.
To reward managers who are not directly involved in service-line activities, but who are significantly important to the success of the Company.
Bonuses are paid on or before March 15 of each year.
II.    PHILOSOPHY
Incentive compensation should comprise approx. 50% of management’s base compensation (i.e. 66%/33%) when the company is performing well. The range, however, should vary from 0% to 100%.
III.    PARTICIPANTS
Officers, operations GM’s, operations VP’s, all key non service-line managers who are significantly important to the success of the operating groups.
Operations GM’s and VP’s will receive one-half of their award from the corporate calculation and one-half of their award from their service-line calculation.
Participants must be active employees at the date the bonus is paid to receive the bonus unless advance approval is granted by senior management. If a participant is not active on the date the bonus is to be paid their calculated amount will be added back to the total bonus pool for allocation to active participants.

Revised 03/04/2022

IV.    AWARDS CALCULATION
A.    Target OP %
Each year, a “Target” OP % and a “Target” OP $ amount (eventually, an OROA % and OROA $ amount) will be recommended by the CEO and the Compensation Committee, and approved by the Board of Directors. The target OP % may or may not be the OP % in the annual plan.
B.    Award Pool
The actual OP % and OP $ achieved will be compared to the target % and target $. A “Pool” will be established that reflects the sum of the “standard awards” to the participants as follows:

OP % & $	AWARDS
Below 80% of Target	-0-
80% of Target	50% of Standard Award
100% of Target	100% of Standard Award
120% of Target	150% of Standard Award
Above 120% of Target	150% of Standard Award + 25% of excess OP $
Straight-line interpolation will be used for OP % levels achieved between 80% - 120% of Target (See attached Exhibit “A”).
For purposes of the calculation, the actual OP can be adjusted for unusual and non-recurring items, subject to approval by the Board of Directors.
C.    Discretionary Awards
The CEO can request an amount to be used for discretionary awards to the MICP participants and, if approved by the Board of Directors, will be in addition to the award pool.
D.    Pool Limitation
Regardless of the above calculations, the Pool cannot exceed 15% of the Company’s OP $, unless authorized by the Board of Directors.

Revised 03/04/2022

V.    PARTICIPANT AWARDS AS A % OF BASE COMPENSATION
A.Awards based on corporate performance

	THRESHOLD (80%)	STANDARD (100%)	OVER-ACHIEVE (120% +)
		% of Base Compensation
Group A	42.5%	85%	127.5%
Group AA	37.5%	75%	112.5%
Group AAA	35.0%	70%	105.0%
Group B	25.0%	50%	75.0%
Group BB	22.5%	45%	67.5%
Group C	20.0%	40%	60.0%
Group CC	17.5%	35%	57.5%
Group D	15.0%	30%	45.0%
Group DD	12.5%	25%	37.5%
Group E	9.0%	18%	27.0%
Group EE	5.0%	10%	15.0%

B.    Awards based on Service-Line performance
Operations participants will derive a portion of their award (approx. 50%) from the corporate calculation (corporate award x .5) and a portion of their award from their service-line award calculation (service-line award x .5). Service-line awards will be calculated in the same manner as described above (i.e. a target OP % will be established for each service-line by the CEO and COO and the service-line’s awards will be calculated from the charts above). Note, however, that the “25% of the excess OP $” is not applicable for the service-line calculation.
Additionally, service-line awards will be increased by revenue growth that achieves target growth rates set at the beginning of the year (e.g., if the target growth rate is achieved, the award will be increased by the actual growth rate).
In the event that the corporation does not achieve the threshold of 80% of the corporate target, thereby negating any corporate awards, so long as the corporation is profitable, the operations participants can receive an award from their service line calculation.
The total award for an operations participant will be a part of this pool.

Revised 03/04/2022

C.    Evaluation Adjustment
The CEO and COO (if applicable) will be evaluated by the Compensation Committee as to achievement of agreed-upon objectives (set at the beginning of the year) and it is contemplated any discretionary incentive award would come from the “formula” and one-half of their incentive award would come from the Committee’s evaluation of achievement of objectives.
Senior management will be evaluated in a similar manner by the CEO and COO (if applicable). Objectives will be set and agreed-upon at the beginning of the year, and it is contemplated that up to one-third of their incentive awards would come from the achievement of objectives. Once debugged, a similar methodology should be extended to all the participants, but the ratio of “formula” to objectives should increase from Group A to Group CC (50% formula, 50% objectives .....80% formula, 20% objectives, e.g.)
Until the achievement of objectives methodology is implemented, the CEO, the COO and the respective VP’s will evaluate each of the participants as to their performance and contribution and may adjust their standard awards based on the evaluation. Adjustments would be the exception, not the rule and generally would fall in a range of 80% - 120%.

Revised 03/04/2022

MANAGEMENT INCENTIVE COMPENSATION PLAN

% of Target Corp. OP%	% of Bonus Target
79%	0%
80	50.0
81	52.5
82	55.0
83	57.5
84	60.0
85	62.5
86	65.0
87	67.5
88	70.0
89	72.5
90	75.0
91	77.5
92	80.0
93	82.5
94	85.0
95	87.5
96	90.0
97	92.5
98	95.0
99	97.5
100	100.0
101	102.5
102	105.0
103	107.5
104	110.0
105	112.5
106	115.0
107	117.5
108	120.0
109	122.5
110	125.0
111	127.5
112	130.0
113	132.5
114	135.0
115	137.5
116	140.0
117	142.5
118	145.0
119	147.5
120	150.0
Revised 03/04/2022

Revised 03/04/2022